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As filed with the Securities and Exchange Commission on July 24, 2009

Registration Statement No. 333-159460

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

PENNYMAC MORTGAGE INVESTMENT TRUST
(Exact Name of Registrant as Specified in its Governing Instruments)

27001 Agoura Road, Third Floor
Calabasas, California 91301
(818) 224-7442
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Jeff Grogin
Chief Legal Officer and Secretary
PNMAC Capital Management, LLC
27001 Agoura Road, Third Floor
Calabasas, California 91301
(818) 224-7442
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copies to:

Edward J. Fine Edward F. Petrosky J. Gerard Cummins Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300	Alison S. Ressler Patrick S. Brown Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067 (310) 712-6600

                  Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                  If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box. ☐

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

                  Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

                  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

              The purpose of this amendment no. 3 to the registration statement is solely to file exhibits to the registration statement as set forth below in Item 36(b) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

              The following table shows the fees and expenses, other than underwriting discounts, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee and the FINRA fee are estimated.

SEC registration fee	$41,850
FINRA filing fee	75,500
NYSE listing fee	150,000
Legal fees and expenses (including Blue Sky fees)	1,400,000
Accounting fees and expenses	125,000
Printing and engraving expenses	150,000
Transfer agent fees and expenses	3,500
Miscellaneous	20,000

Total	$1,965,850

Item 32.    Sales to Special Parties.

              Not applicable.

Item 33.    Recent Sales of Unregistered Securities.

              On May 19, 2009, the registrant issued 1,000 common shares of beneficial interest to Private National Mortgage Acceptance Company, LLC in exchange for $1,000 in cash as its initial capitalization. Such issuance was exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.    Indemnification of Trustees and Officers.

              Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and is material to the cause of action. The registrant's declaration of trust contains such a provision and limits the liability of the registrant's trustees and officers to the maximum extent permitted by Maryland law.

              The registrant's declaration of trust authorizes it, and its bylaws require it, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer or (ii) any individual who, while serving as the registrant's trustee or officer and at its request, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. The registrant's declaration of trust and bylaws also permit the registrant to indemnify and advance expenses to any person who served any predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant. The registrant also will enter into indemnification agreements with its trustees and executive officers that address similar matters, as described below.

              Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

              Upon the completion of this offering, the registrant expects to enter into customary indemnification agreements with each of its trustees and executive officers that will obligate the registrant to indemnify them to the maximum extent permitted under Maryland law. The agreements will require the registrant to indemnify the trustee or officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on the registrant's behalf. In addition, the indemnification agreements will require the registrant to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on the registrant's behalf. In either case, the indemnitee will not be entitled to indemnification if it is established that one of the prohibitions on indemnification under Maryland law exists.

              In addition, the indemnification agreements will require the registrant to advance, without a preliminary determination of the indemnitee's entitlement to indemnification thereunder, reasonable expenses incurred by the indemnitee within ten days of the receipt by the registrant of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

  •
  a written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

              The indemnification agreement also will provide for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the registrant.

Item 35.    Treatment of Proceeds from Stock Being Registered.

              None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

                  (a)         Financial Statements. See page F-1 for an index to the financial statements included in this registration statement.

                  (b)         Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement.
3.1	Form of Declaration of Trust of the Registrant, as amended and restated.*
3.2	Form of Bylaws of the Registrant.*
4.1	Specimen Common Share Certificate of the Registrant.*
5.1	Opinion of Venable LLP relating to the legality of the securities being registered.
8.1	Opinion of Sidley Austin LLP regarding tax matters.
10.1	Form of Registration Rights Agreement between the Registrant and the purchasers in the concurrent offering.
10.2	Form of Amended and Restated Limited Partnership Agreement of PennyMac Operating Partnership, L.P.*
10.3	Form of Management Agreement among the Registrant, PennyMac Operating Partnership, L.P. and PNMAC Capital Management, LLC.
10.4	Form of Loan (Flow) Servicing Agreement between PennyMac Operating Partnership, L.P. and PennyMac Loan Services, LLC.
10.5	Form of PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan.
10.6	Form of Share Purchase Agreement between the Registrant and the purchasers in the concurrent offering.
10.7	Form of Underwriting Fee Reimbursement Agreement among the Registrant, PennyMac Operating Partnership, L.P. and PNMAC Capital Management, LLC.
10.8	Form of Restricted Share Unit Award Agreement under PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan.

Exhibit Number	Exhibit Description
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Venable LLP (included in Exhibit 5.1).
23.3	Consent of Sidley Austin LLP (included in Exhibit 8.1).
24.1	Power of Attorney (included on the signature page to this registration statement).*
99.1	Consent of Matthew Botein to be named as a proposed trustee.*
99.2	Consent of Scott W. Carnahan to be named as a proposed trustee.*
99.3	Consent of Randall D. Hadley to be named as a proposed trustee.*
99.4	Consent of Clay A. Halvorsen to be named as a proposed trustee.*
99.5	Consent of Joel S. Marcus to be named as a proposed trustee.*
99.6	Consent of Stacey D. Stewart to be named as a proposed trustee.*
99.7	Consent of Mark Wiedman to be named as a proposed trustee.*
99.8	Consent of Frank P. Willey to be named as a proposed trustee.*

*
Previously filed.

Item 37.    Undertakings.

                  (a)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (b)         The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                  (c)          The undersigned registrant hereby undertakes that:

                      (i)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                      (ii)         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment no. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on July 24, 2009.

PENNYMAC MORTGAGE INVESTMENT TRUST
By:	/s/ ANNE D. MCCALLION
Anne D. McCallion Chief Financial Officer and Treasurer

              Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

* Stanford L. Kurland		Chairman of the Board and Chief Executive Officer (principal executive officer)	July 24, 2009
/s/ ANNE D. MCCALLION Anne D. McCallion		Chief Financial Officer and Treasurer (principal financial officer)	July 24, 2009
* David A. Spector		President, Chief Operating Officer and Trustee	July 24, 2009
*By:	/s/ ANNE D. MCCALLION Name: Stanford L. Kurland Title: Attorney- in- Fact

 EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement.
3.1	Form of Declaration of Trust of the Registrant, as amended and restated.*
3.2	Form of Bylaws of the Registrant.*
4.1	Specimen Common Share Certificate of the Registrant.*
5.1	Opinion of Venable LLP relating to the legality of the securities being registered.
8.1	Opinion of Sidley Austin LLP regarding tax matters.
10.1	Form of Registration Rights Agreement between the Registrant and the purchasers in the concurrent offering.
10.2	Form of Amended and Restated Limited Partnership Agreement of PennyMac Operating Partnership, L.P.*
10.3	Form of Management Agreement among the Registrant, PennyMac Operating Partnership, L.P. and PNMAC Capital Management, LLC.
10.4	Form of Loan (Flow) Servicing Agreement between PennyMac Operating Partnership, L.P. and PennyMac Loan Services, LLC.
10.5	Form of PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan.
10.6	Form of Share Purchase Agreement between the Registrant and the purchasers in the concurrent offering.
10.7	Form of Underwriting Fee Reimbursement Agreement among the Registrant, PennyMac Operating Partnership, L.P. and PNMAC Capital Management, LLC.
10.8	Form of Restricted Share Unit Award Agreement under PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan.
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Venable LLP (included in Exhibit 5.1).
23.3	Consent of Sidley Austin LLP (included in Exhibit 8.1).
24.1	Power of Attorney (included on the signature page to this registration statement).*
99.1	Consent of Matthew Botein to be named as a proposed trustee.*
99.2	Consent of Scott W. Carnahan to be named as a proposed trustee.*
99.3	Consent of Randall D. Hadley to be named as a proposed trustee.*
99.4	Consent of Clay A. Halvorsen to be named as a proposed trustee.*
99.5	Consent of Joel S. Marcus to be named as a proposed trustee.*
99.6	Consent of Stacey D. Stewart to be named as a proposed trustee.*
99.7	Consent of Mark Wiedman to be named as a proposed trustee.*
99.8	Consent of Frank P. Willey to be named as a proposed trustee.*

*
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses of Issuance and Distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent Sales of Unregistered Securities.
  Item 34. Indemnification of Trustees and Officers.
  Item 35. Treatment of Proceeds from Stock Being Registered.
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings.
SIGNATURES
EXHIBIT INDEX